Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 3, 2021 (except for paragraphs two through four of Note 16, as to which the date is April 11, 2021), with respect to the consolidated financial statements of Recursion Pharmaceuticals, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-254576) and related Prospectus of Recursion Pharmaceuticals, Inc. for the registration of shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 15, 2021